Exhibit 99.1

February 2022 Adds a Well-Diversified Net Lease Portfolio and Attractive Operating Self-Storage Assets

Transaction Overview

W. P. CAREY

Transaction Details	• Acquisition by W. P. Carey (NYSE: WPC) of CPA:18 – Global ("CPA:18") • Total transaction value of ~$2.7 Bn including $1.1 Bn of debt assumed or repaid at closing • Consideration per CPA:18 share consists of 0.0978x shares of WPC common stock (fixed exchange ratio) and $3.00 of cash(1) • Pro forma WPC ownership of approximately 93% by legacy WPC shareholders and approximately 7% by CPA:18 shareholders (2)
Management and Board	• No changes to WPC's management team or Board of Directors
Dividend	• No expected change to WPC's quarterly dividend as a result of the transaction • WPC intends to maintain its current dividend policy post-closing with a focus on continuing its consistent increases
Earnings Impact	• Immediately accretive to Real Estate AFFO – largely offsets reduction in investment management income from transaction
Planned Dispositions to Fund Cash in Transaction	• Existing purchase option on 11 European student housing assets owned by CPA:18 expected to be exercised prior to closing • Planned disposition of one additional operating student housing asset and certain European office assets will contribute to partially funding cash component of the transaction
Closing Considerations	• Expected to close in Q3 2022 subject to customary closing conditions, including CPA:18 shareholder approval • WPC shareholder approval is not required

(1) Based on WPC's trailing 3-day volume weighted average price ("VWAP") of $76.17 as of February 25, 2022.
(2) Excludes the ~5.6% of CPA:18 shares owned by WPC as of December 31, 2021.

2

Strategic Rationale and Benefits

W. P. CAREY

Positive Impact to Earnings	✓ Transaction expected to generate Real Estate earnings accretion of ~2% on a full year basis ✓ Virtually 100% of total pro forma AFFO will be derived from higher-multiple real estate related earnings ✓ Replaces finite investment management fee streams with earnings derived from long-term, recurring lease revenues
Similar Net Lease Portfolio with Operating Self Storage Assets	✓ Net lease portfolio assembled by WPC as advisor to CPA:18 that aligns with existing portfolio ✓ Further increases portfolio diversification and reduces top 10 tenant concentration to below 20% ✓ Includes substantial operating self-storage portfolio with potential upside ✓ Collapses remaining joint ventures between WPC and CPA:18 on seven properties
Maintains Strong, Scalable Balance Sheet	✓ Further solidifies WPC as one of the largest REITs in the RMZ; increases rank to #23 ✓ No material change to balance sheet given size and leverage of CPA:18 ✓ Expect to maintain BBB (stable) and Baa2 (positive) unsecured credit ratings ✓ Enhances operating efficiency with G&A spread over larger asset base
Enhances Growth Profile	✓ Additional growth opportunities through improved cost of capital resulting from a simplified business with increased contribution from higher-multiple real estate earnings and simplified financial reporting ✓ Self-storage portfolio within CPA:18 may further enhance WPC rent growth upon completion of transaction ✓ Potential future earnings upside from refinancing higher cost secured CPA:18 debt with WPC bonds
Completes Exit of IM Business	✓ Completes planned exit of investment management business with liquidation of last sizeable managed fund ✓ No integration risk given advisory role and strong track record of prior CPA acquisitions

3

W. P. Carey Progression

W. P. CAREY

W. P. Carey's successful track record of integrating prior acquisitions and growing its business is evident in its improved balance sheet, portfolio metrics, earnings quality and operating efficiency

	Total Enterprise Value	$11.1 Bn	$17.2 Bn	$23.4 Bn (1)
		2014 YE	**2018 YE**	**Pro Forma CPA:18**
IM	**CPA Acquisition**	CPA:16 - $4.0 Bn	CPA:17 - $5.9 Bn	CPA:18 - $2.7 Bn (2)
IM	**Assets Under Management**	$9.2 Bn	$7.6 Bn	$229 MM
Balance Sheet / Earnings (3)	**Revenue Composition (RE / IM)**	82% / 18%	90% / 10%	99% / < 1%
Balance Sheet / Earnings (3)	**Debt to Gross Assets**	46%	43%	~42%
Balance Sheet / Earnings (3)	**Secured Debt to Gross Assets**	29%	18%	~7%
Balance Sheet / Earnings (3)	**Unencumbered Net Lease ABR % (4)**	38%	53%	~87%
Balance Sheet / Earnings (3)	**Unsecured Credit Rating**	Baa2 Stb / BBB Stb	Baa2 Stb / BBB Stb	Baa2 Pos / BBB Stb
Portfolio Progression (4)	**WALT**	9.1 Years	10.2 Years	10.6 Years
Portfolio Progression (4)	**Top 10 Tenant Concentration**	31.8%	23.5%	19.1%
Portfolio Progression (4)	**Warehouse Asset Type**	18.0%	20.7%	23.6%
Portfolio Progression (4)	**Office Asset Type**	31.6%	25.5%	20.6%

Note: Pro forma CPA:18 data as of December 31, 2021 unless otherwise noted.
(1) Pro forma enterprise value based on public filings. WPC stock price of $77.66 as of February 25, 2022. Share count assumes issuance of approximately 14 million shares plus the WPC share count as of December 31, 2021.
(2) Equity per share based on WPC's trailing 3-day VWAP of $76.17 as of February 25, 2022 and a 0.0978x exchange ratio plus cash consideration, and CPA:18's share count as of December 31, 2021.
(3) Based on public filings. Pro forma metrics based on data as of December 31, 2021, inclusive of select transaction adjustments
(4) Figure based on pro forma annualized base rent ("ABR"). Includes only net lease properties and excludes net lease student housing properties under a purchase option and three additional net lease assets in CPA:18's portfolio scheduled for disposition.

4

Size and Scale

W. P. CAREY

WPC is one of the largest REITs in the RMZ index and the second largest net lease REIT

Largest REITs in the RMZ Index ($Bn) [1]

Company		Equity Market Cap
1	Prologis Inc	$109.9
2	Equinix Inc	64.9
3	Public Storage	63.5
4	Simon Property Group Inc	45.9
5	Realty Income Corp	39.9
6	Digital Realty Trust Inc	39.1
7	Welltower Inc	37.7
8	AvalonBay Communities Inc	34.1
9	Equity Residential	32.8
10	Alexandria Real Estate Equities Inc	31.0
11	Extra Space Storage Inc	26.0
12	Mid-America Apartment Communities Inc	24.2
13	Invitation Homes Inc	23.7
14	Ventas Inc	21.7
15	Sun Communities Inc	21.4
16	Essex Property Trust Inc	21.2
17	Duke Realty Corp	20.6
18	Boston Properties Inc	19.3
19	UDR Inc	17.8
20	VICI Properties Inc	17.7
21	Camden Property Trust	17.4
22	Healthpeak Properties Inc	17.1
23	**W. P. Carey Inc (Pro Forma)**	**15.8**
24	Kimco Realty Corp	15.1
25	Equity LifeStyle Properties Inc	14.1
26	Iron Mountain Inc	14.1
27	American Homes 4 Rent	13.4
28	Host Hotels & Resorts Inc	13.4
29	Medical Properties Trust Inc	12.4
30	CyrusOne Inc	11.7

WPC is a Top 25 REIT

Net Lease REITs: Equity Market Cap ($Bn) [1]



$39.9
$15.8
$8.5
$7.6
$7.2
$6.0
$4.6
$4.4
$3.8
O
WPC (PF)
STOR
NNN
STAG
SRC
ADC
LXP
BNL

Net Lease REITs: G&A Efficiency (% of Gross Assets) [2]



74 bps
69 bps
67 bps
59 bps
55 bps
50 bps
50 bps
50 bps
30 bps
STAG
LXP
SRC
BNL
WPC (PF)
STOR
NNN
ADC
O

Source: Factset and company filings as of February 25, 2022.

(1) RMZ constituents ranked by Equity Market Cap based on FactSet as of February 25, 2022. Pro forma enterprise value based on public filings. WPC stock price of $77.66 as of February 25, 2022. Share count assumes issuance of approximately 14 million shares plus the WPC share count as of December 31, 2021.

(2) Based on full year G&A plus stock compensation divided by total assets plus accumulated depreciation and amortization, as of December 31, 2020. WPC data is pro forma for merger close.

5

Combined Company Metrics (1)

		W. P. CAREY	CPA:18 GLOBAL (1)	W. P. CAREY + CPA:18 GLOBAL (1)
Size	Total Enterprise Value (2)	$21.6 Bn	$2.7 Bn	**$23.4 Bn**
Size	Total Equity Value (2)	$14.8 Bn	$1.6 Bn	**$15.8 Bn**
Net Lease	# of Properties	1,304	41	**1,338**
Net Lease	Total Square Footage	156MM	9MM	**164MM**
Net Lease	Number of Tenants	352	40	**380**
Net Lease	ABR ($MM)	$1,248	$74	**$1,321**
Net Lease	WALT (3)	10.8 years	7.5 years	**10.6 years**
Net Lease	Occupancy	98.5%	98.6%	**98.5%**
Net Lease	Top Ten Tenant Concentration (3)	20.2%	59.2%	**19.1%**
Net Lease	% Investment Grade (3)	29.3%	34.1%	**29.6%**
Net Lease	CPI-linked / Fixed Rent Increases (3)	59% / 37%	41% / 59%	**58% / 38%**
Net Lease	Geography (US / Europe / Other) (3)	63% / 35% / 2%	56% / 37% / 7%	**63% / 35% / 2%**
Self-storage	# of Properties	19	65	**84**
Self-storage	# of Units	~10,000	~42,000	**~52,000**

Note: Data as December 31, 2021 unless otherwise noted.
(1) Combined pro forma metrics consolidate existing joint ventures between WPC and CPA:18 and certain line items may not reflect the summation of standalone companies. Excludes net lease student housing properties under purchase option and three additional net lease assets in CPA:18's portfolio scheduled for disposition.
(2) Enterprise Value based on WPC stock price of $77.66 as of February 25, 2022. Share count assumes the issuance of approximately 14 million shares plus WPC share count as of December 31, 2021. CPA:18 equity per share based on WPC's trailing 3-day VWAP of $76.17 as of February 25, 2022 and a 0.0978x exchange ratio plus cash consideration, and CPA:18's share count as of December 31, 2021.
(3) Figures are based on December 31, 2021 annualized base rent ("ABR").

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Pro Forma WPC Net Lease Portfolio (1)

W. P. CAREY

Property Type (% of ABR)



December 31, 2021
Pro Forma
50% Industrial/ Warehouse
49% Industrial/ Warehouse
8%
5%
26%
18%
20%
24%
9%
4%
25%
17%
21%
24%
Industrial
Warehouse
Office
Retail
Self-Storage
Other (2)

Tenant Concentration (% of ABR)

Rank	Tenant	Location	% of Total December 31, 2021	% of Total Pro Forma
1.	U-HAUL	North America	3.1%	2.9%
2.	State of Andalucia	Europe	2.4%	2.2%
3.	HELLWEG	Europe	2.3%	2.1%
4.	METRO	Europe	2.2%	2.1%
5.	Pendragon PLC	Europe	1.9%	1.8%
6.	OBI	Europe	1.8%	1.7%
7.	Marriott	North America	1.7%	1.6%
8.	Extra Space Storage	North America	1.6%	1.6%
9.	Advance Auto Parts	North America	1.6%	1.5%
10.	Nord Anglia Education	North America	1.6%	1.5%
Top 10 Total			**20.2%**	**19.1%**

Geographic Diversification (% of ABR)



December 31, 2021
Pro Forma
1%
2%
2%
8%
5%
5%
5%
5%
5%
63%
1%
2%
2%
9%
4%
4%
5%
5%
5%
63%
US
United Kingdom
Germany
Poland
Spain
Netherlands
Italy
France
Denmark
Other (3)

Contractual Rent Increases (% of ABR)



December 31, 2021
Pro Forma
4%
1%
59% CPI-Linked
37%
39%
20%
4%
1%
58% CPI-Linked
38%
38%
19%
Uncapped CPI
CPI-Based
Fixed
Other (4)
None

(1) Data as of December 31, 2021. Combined pro forma metrics consolidate existing joint ventures between WPC and CPA:18 and certain line items may not reflect the summation of standalone companies. Excludes net lease student housing properties under purchase option and three additional net lease assets in CPA:18's portfolio scheduled for disposition.
(2) Includes education facilities, hotel (net lease), laboratory, fitness facility, theater, student housing (net lease), restaurants and land.
(3) Includes properties in Croatia, Lithuania, Finland, Norway, Hungary, Portugal, Czech Republic, Austria, Sweden, Slovakia, Latvia, Estonia, Canada, Mexico, Mauritius and Japan.
(4) Represents leases with percentage rent (i.e., participation in the gross revenues of the tenant above a stated level) and other increases.

7

Self-storage [1]

W. P. CAREY

- As part of the CPA:18 transaction, WPC will acquire a self-storage portfolio consisting of 65 operating properties and approximately 42,000 units
  - Self-storage operations include third party management agreements with leading operators – primarily EXR and CUBE
- Possibility to put in net lease structure with operator, similar to the operating self-storage assets acquired in the CPA:17 merger

Existing WPC Net lease Self-storage

Tenant / Guarantor	Extra Space Storage
Occupancy	100%
Net Lease Properties	27
Net Rentable SF / Storage Units	1.8 million / ~20,500
Remaining Lease Term / Escalations	22.3 years / Fixed + participation in revenue growth

Pro Forma WPC Operating Self-storage

	W. P. CAREY	CPA:18 GLOBAL
Manager	**EXR / CUBE**	**EXR / CUBE / TVG**
Occupancy	95%	93%
Operating Properties	19	65
Net Rentable SF	1.3 million	5.0 million
Storage Units	~10,000	~42,000

(1) Data as of December 31, 2021, unless otherwise noted.

8

Pro Forma Credit Profile

W. P. CAREY

Key Credit Highlights

- Pro-forma for the transaction with CPA:18, WPC will maintain its strong / flexible investment grade balance sheet
  - WPC is BBB (stable) and Baa2 (positive)
- Merger will not meaningfully alter balance sheet metrics, due to relative size of CPA:18 and its leverage profile
  - WPC's net debt to EBITDA is expected to tick up initially due to loss of investment management revenue
- WPC remains committed to accessing unsecured markets for debt financing and focused on addressing slight increase in secured debt / gross assets as a result of the transaction
- Potential interest cost savings and additional accretion (not included in current estimates) from re-financing opportunities, including replacement of both USD and EUR mortgage debt with EUR bonds
- Increase market cap and enterprise value expected to incrementally enhance trading liquidity of WPC stock and frequency of bond issuance (USD and EUR)
- No anticipated need to access capital markets to fund the transaction given planned asset dispositions, revolver and forward equity available

Pro Forma Capitalization ($MM) (1)	12/31/2021
Market Capitalization	**$15,827**
Mortgage Debt, pro rata	1,346
Senior Unsecured Notes	5,760
Unsecured Credit Facility (2)	411
Unsecured Term Loans	311
Total Pro Rata Debt	**$7,828**
Less: Cash and Equivalents	(218)
Total Pro Rata Net Debt	**$7,610**
Enterprise Value	**$23,438**
Total Capitalization	**$23,655**



67%
24%
6%
3%

	% / $Bn
Common Equity	67% / $15.8
Senior Unsecured Notes	24% / $5.8
Mortgage Debt (pro rata)	6% / $1.3
Credit Facility / Term Loans	3% / $0.7

(1) Pro forma data as of December 31, 2021. WPC stock price of $77.66 as of February 25, 2022. Share count assumes issuance of approximately 14 million shares plus the WPC share count as of December 31, 2021.
(2) Includes amounts drawn under WPC's revolving credit facility as of December 31, 2021, excluding any additional adjustments from merger.

9

• The acquisition of CPA:18 includes the assumption of approximately $1.0 Bn of EUR and USD mortgage debt with maturities over the next five years • WPC will target refinancing opportunities for CPA:18’s mortgages to unencumber assets, generate incremental interest expense savings and maintain conservative leverage levels (1) Represents amounts due at maturity, excluding unamortized discount and unamortized deferred financing costs. Excludes debt associated with net lease student housing properties under purchase option and three additional net lease assets in CPA:18’s portfolio scheduled for disposition. (2) Reflects pro rata balloon payments due at maturity. W. P. Carey has a fully amortizing mortgage due in 2031 ($3MM). CPA:18 has a fully amortizing mortgage due in 2039 ($3MM). (3) Includes amounts drawn under WPC’s revolving credit facility as of December 31, 2021, excluding any additional adjustments from merger. Pro Forma Debt Maturity Schedule as of 12/31/21 $MM Weighted Average Interest Rate WPC 3.8% 3.0% 3.3% 2.3% 3.2% 2.2% 1.4% 3.9% 1.0% 2.4% 2.5% 2.3% CPA:18 3.5% 4.0% 4.5% 4.3% 4.3% ——————— Pro Forma 3.6% 3.4% 3.4% 2.7% 3.2% 2.2% 1.4% 3.9% 1.0% 2.4% 2.5% 2.3% Principal at Maturity (1) 72 221 108 54 31 21 122 145 132 289 66 566 566 566 566 595 500 450 350 325 500 350 425 311 411 0 200 400 600 800 1,000 1,200 1,400 1,600 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 WPC Mortgage Debt CPA:18 Mortgage Debt Unsecured Bonds (EUR) Unsecured Bonds (USD) Unsecured Term Loans Unsecured Revolver (2) (2) (3)

✓ Sizable real estate transaction that is immediately accretive to Real Estate AFFO and offsets impact from reduced investment management earnings ✓ Greater earnings durability from increased long-term, recurring real estate income leading to higher-quality AFFO and dividend coverage ✓ Substantially completes execution of long-term strategy to exit investment management business thereby facilitating an improved cost of capital and simplifying operations and reporting disclosures ✓ Enhanced operating leverage and G&A efficiencies given increased portfolio size and scale ✓ Limited cost and risk to integrating a similar real estate portfolio assembled by WPC as the manager ✓ Embedded value-creation opportunities to generate incremental earnings accretion from debt re-financings and portfolio repositioning (e.g., select asset sales, self-storage rent growth or potential conversion to net lease) ✓ Maintains strong, flexible investment grade balance sheet, with no need for capital markets issuance to fund the transaction

Certain of the matters discussed in this presentation constitute forward-looking statements within the meaning of the Securities Act of 1933 (as amended, the “Securities Act”) and the Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W.P. Carey Inc.(“WPC”) and can be identified by the use of words such as “may,” “will,” “should,” “would,” “assume,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “potential,” “project,” “future,” “continue,” “predict,” “opportunities,” “possibility” or the negative version of these words and other comparable terms. These forward-looking statements include, but are not limited to, statements regarding the eventual liquidation of our remaining investment management programs. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of factors that could have material adverse effects on our future results, performance or achievements and cause our actual results to differ materially from the forward-looking statements. These factors include, but are not limited to, the ability of the parties to satisfy the conditions precedent and consummate the proposed merger, the timing of consummation of the proposed merger, the ability of the parties to secure any required stockholder approval in a timely manner or on the terms desired or anticipated, the ability to achieve anticipated benefits and savings, risks related to the potential disruption of management’s attention due to the pending merger, operating results and businesses generally, the outcome of any legal proceedings related to the proposed merger and the general risks associated with the respective businesses of WPC and Corporate Property Associates 18 – Global Incorporated (“CPA:18”), including the general volatility of the capital markets, terms and employment of capital, the volatility of WPC’s share price, changes in the real estate investment trust industry, interest rates or general economy, potential adverse effects or changes to the relationships with WPC or CPA:18’s tenants, employees, service providers or other parties resulting from the announcement or completion of the proposed merger, unpredictability and severity of catastrophic events, including but not limited to the risks related to the effects of pandemics and global outbreaks of contagious diseases (such as the current COVID-19 pandemic) and domestic or geopolitical crises, such as terrorism, military conflict (including the recent outbreak of hostilities between Russia and Ukraine), war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict. Discussions of some of these other important factors and assumptions are contained in WPC’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and are available at the SEC’s website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in WPC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, WPC does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events. In addition, given the significant uncertainty regarding the duration and severity of the impact of the COVID-19 pandemic, WPC is unable to predict our tenants’ continued ability to pay rent. Therefore, information provided regarding historical rent collections should not serve as an indication of expected future rent collections. All data presented herein is as of December 31, 2021, unless otherwise noted. Amounts may not sum to totals due to rounding. Past performance does not guarantee future results.

EBITDA and Adjusted EBITDA We believe that EBITDA is a useful supplemental measure to investors and analysts for assessing the performance of our business segments because (i) it removes the impact of our capital structure from our operating results and (ii) it is helpful when comparing our operating performance to that of companies in our industry without regard to such items, which can vary substantially from company to company. Adjusted EBITDA as disclosed represents EBITDA, modified to include other adjustments to GAAP net income for certain non-cash charges, such as impairments, non-cash rent adjustments and unrealized gains and losses from our hedging activity. Additionally, we exclude gains and losses on sale of real estate, which are not considered fundamental attributes of our business plans and do not affect our overall long-term operating performance. We exclude these items from adjusted EBITDA as they are not the primary drivers in our decision-making process. Adjusted EBITDA reflects adjustments for unconsolidated partnerships and jointly owned investments. Our assessment of our operations is focused on long-term sustainability and not on such non-cash and noncore items, which may cause short-term fluctuations in net income but have no impact on cash flows. We believe that adjusted EBITDA is a useful supplemental measure to investors and analysts, although it does not represent net income that is computed in accordance with GAAP. Accordingly, adjusted EBITDA should not be considered as an alternative to net income or as an indicator of our financial performance. EBITDA and adjusted EBITDA as calculated by us may not be comparable to similarly titled measures of other companies. Other Metrics Pro Rata Metrics This presentation contains certain metrics prepared on a pro rata basis. We refer to these metrics as pro rata metrics. We have a number of investments, usually with our affiliates, in which our economic ownership is less than 100%. On a full consolidation basis, we report 100% of the assets, liabilities, revenues and expenses of those investments that are deemed to be under our control or for which we are deemed to be the primary beneficiary, even if our ownership is less than 100%. Also, for all other jointly owned investments, which we do not control, we report our net investment and our net income or loss from that investment. On a pro rata basis, we generally present our proportionate share, based on our economic ownership of these jointly owned investments, of the assets, liabilities, revenues and expenses of those investments. Multiplying each of our jointly owned investments’ financial statement line items by our percentage ownership and adding or subtracting those amounts from our totals, as applicable, may not accurately depict the legal and economic implications of holding an ownership interest of less than 100% in our jointly owned investments. ABR ABR represents contractual minimum annualized base rent for our net-leased properties and reflects exchange rates as of December 31, 2021. If there is a rent abatement, we annualize the first monthly contractual base rent following the free rent period. ABR is not applicable to operating properties and is presented on a pro rata basis. The following non-GAAP financial measures are used in this presentation

The following non-GAAP financial measures are used in this presentation FFO and AFFO Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc.(NAREIT), an industry trade group, has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to, nor a substitute for, net income or loss as determined under GAAP. We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as restated in December 2018. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, impairment charges on real estate, gains or losses on changes in control of interests in real estate and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly owned investments. Adjustments for unconsolidated partnerships and jointly owned investments are calculated to reflect FFO. We also modify the NAREIT computation of FFO to adjust GAAP net income for certain non-cash charges, such as amortization of real estate-related intangibles, deferred income tax benefits and expenses, straight-line rent and related reserves, other non-cash rent adjustments, non-cash allowance for credit losses on loans receivable and direct financing leases, stock-based compensation, non-cash environmental accretion expense, amortization of discounts and premiums on debt and amortization of deferred financing costs. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. Additionally, we exclude non- core income and expenses, such as gains or losses from extinguishment of debt and merger and acquisition expenses. We also exclude realized and unrealized gains/losses on foreign currency exchange transactions (other than those realized on the settlement of foreign currency derivatives), which are not considered fundamental attributes of our business plan and do not affect our overall long-term operating performance. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income to arrive at AFFO as they are not the primary drivers in our decision-making process and excluding these items provides investors a view of our portfolio performance over time and makes it more comparable to other REITs that are currently not engaged in acquisitions, mergers and restructuring, which are not part of our normal business operations. AFFO also reflects adjustments for unconsolidated partnerships and jointly owned investments. We use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies and determine executive compensation. We believe that AFFO is a useful supplemental measure for investors to consider as we believe it will help them to better assess the sustainability of our operating performance without the potentially distorting impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations. We use our FFO and AFFO measures as supplemental financial measures of operating performance. We do not use our FFO and AFFO measures as, nor should they be considered to be, alternatives to net income computed under GAAP, or as alternatives to net cash provided by operating activities computed under GAAP, or as indicators of our ability to fund our cash needs.

This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act and otherwise in accordance with applicable law. WPC intends to file a registration statement on Form S-4 (the “Form S-4”) that will serve as a prospectus for the shares of WPC common stock to be issued as the stock consideration in the proposed merger, and CPA:18 intends to file a proxy statement (together with the prospectus of WPC, the “proxy statement/prospectus”), which will also be included in the Form S-4. The proxy statement/prospectus and other relevant materials will be made available to the stockholders of CPA:18 at no expense to them and are expected to be mailed to stockholders. WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED BY WPC AND CPA:18 IN CONNECTION WITH THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WPC, CPA:18 AND THE PROPOSED MERGER. INVESTORS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY. Investors will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website (http://www.sec.gov). In addition, the materials filed by WPC will also be available free of charge by accessing WPC’s website (http://www.wpcarey.com), and the materials filed by CPA:18 will be available by accessing CPA:18’s website (http://www.cpa18global.com). Investors may also read and copy any reports, statements and other information filed by WPC or CPA:18 with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Participants in the Proxy Solicitation: WPC and its directors, executive officers and certain other members of management and employees of WPC may be deemed to be “participants” in the solicitation of proxies from the stockholders of CPA:18 in connection with the transactions with CPA:18. Information regarding WPC’s directors and executive officers is available in its proxy statement filed with the SEC by WPC on March 31, 2021, in connection with its 2021 annual meeting of stockholders, and information regarding CPA:18’s directors and executive officers is available in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC by CPA:18 on February 25, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC when they become available.